EXHIBIT 35.1

VW Credit, Inc. Annual Servicer Compliance Statement

Pursuant to Section 7.11 of the Transaction SUBI Servicing Supplement

And Item 1123 of Regulation AB

VOLKSWAGEN AUTO LEASE TRUST 2012-A

The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer under the Transaction SUBI Supplement 2012-A to Servicing Agreement dated as of June 21, 2012 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Transaction SUBI Servicing Supplement”), by and among VW Credit Leasing, Ltd., VCI, as Servicer, and U.S. Bank National Association, as SUBI Trustee, does hereby certify that:

1.	A review of the activities of the Servicer during the period from June 21, 2012 through December 31, 2012, and of its performance under the Transaction SUBI Servicing Supplement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has, fulfilled all of its obligations under the Transaction SUBI Servicing Supplement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this twenty-second day of March, 2013.

/s/ Dr. Christian Dahlheim
Name:	Dr. Christian Dahlheim
Title:	Executive Vice President & CFO